Exhibit 21
Subsidiaries of the Registrant

SUBSIDIARIES OF A. SCHULMAN, INC.

Jurisdiction
Name	of Incorporation/Organization
A. Schulman Plastics, BVBA(11)	Belgium
A. Schulman, S.A.(2)	France
A. Schulman Plastics, S.A.(2)	France
Diffusion Plastique(3)	France
A. Schulman GmbH(10)	Germany
A. Schulman, Inc., Limited(2)	United Kingdom
A. Schulman Canada Ltd.	Ontario, Canada
A. Schulman AG(3)	Switzerland
ASI Investments Holding Co.	Delaware
ASI Akron Land Co.	Delaware
A. Schulman International, Inc.	Delaware
A. Schulman de Mexico, S.A. de C.V.(4)	Mexico
ASI Employment, S.A. de C.V.(4)	Mexico
AS Mex Hold, S.A. de C.V.(5)	Mexico
Texas Polymer Services, Inc.	Ohio
A. Schulman Polska Sp. z o.0.(6)	Poland
A. Schulman Plastics SpA(2)	Italy
A. Schulman International Services N.V.(2)	Belgium
A. Schulman Hungary Kft.(6)	Hungary
PT A. Schulman Plastics, Indonesia(7)	Indonesia
The Sunprene Company(8)	Ohio
A. Schulman Plastics S.L.(1)	Spain
A. Schulman Europe GmbH(2)	Germany
A. Schulman Plastics (Dongguan) Ltd.(1)	China
A. Schulman Italia S.p.A.(2)	Italy
A. Schulman S.ár.l et Cie SCS(12)	Luxembourg
A. Schulman S.ár.l	Luxembourg
A. Schulman Holdings S.ár.l(9)	Luxembourg
A. Schulman Invision, Inc.	Delaware

(1)	Owned by A. Schulman Europe GmbH

(2)	Owned by A. Schulman Plastics, BVBA

(3)	Owned by A. Schulman, S.A.

(4)	Owned by AS MexHold, S.A. de C.V.

(5)	Owned by A. Schulman International, Inc.

(6)	Owned by A. Schulman GmbH

(7)	65% owned (in joint venture) by A. Schulman International, Inc.

(8)	70% owned (in partnership) by ASI Investments Holding Co.

(9)	Owned by A. Schulman S.ár.l et cie SCS

(10)	Owned 90% by A. Schulman Europe GmhH and 10% by A. Schulman, Inc.

(11)	Owned by A. Schulman Holdings S.ár.l

(12)	99% owned by A. Schulman, Inc. and 1% owned by A. Schulman S.ár.l